UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

__________________NO CHANGE__________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers.

On October 3, 2012, Lions Gate Films, Inc. (“LGF”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an employment agreement (the “Agreement”) with Brian Goldsmith, the Company’s Executive Vice President, Corporate Development. Under the Agreement, Mr. Goldsmith will serve as the Company’s Co-Chief Operating Officer commencing October 1, 2012. The Agreement has a three-year term ending September 30, 2015. The following summary is qualified in its entirety by the provisions of the Agreement.

Pursuant to the Agreement, Mr. Goldsmith will receive an annual base salary of $750,000, and was granted (i) 75,000 time-vesting restricted share units, (ii) 75,000 performance-vesting restricted share units, (iii) 125,000 time-vesting options to purchase shares of the Company’s common stock, and (iv) 125,000 performance-vesting options to purchase shares of the Company’s common stock. Each of these awards is scheduled to vest in three installments on October 1, 2013, October 1, 2014 and September 30, 2015, and with the vesting of the performance awards to also be subject to an assessment of Mr. Goldsmith’s performance over the twelve month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Company’s Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Goldsmith is also eligible to receive a targeted annual performance bonus of 25% of base salary, at the full discretion of the Company’s Compensation Committee, in consultation with the Company’s Chief Executive Officer, and an additional bonus each fiscal year of up to 25% of his base salary if Lions Gate achieves specified EBITDA targets for that year. In addition, Mr. Goldsmith will receive a one-time bonus of $100,000 in connection with the Company’s closing of a credit facility for a commitment amount of at least $600 million during the term of the Agreement.

In the event Mr. Goldsmith’s employment is terminated during the Agreement term by the Company without cause (as defined in the Agreement), Mr. Goldsmith will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the Agreement, but in no event less than the greater of either six months’ base salary or the amount Mr. Goldsmith would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”). Moreover, in the event Mr. Goldsmith’s employment is terminated by the Company without cause within six (6) months of the date of a change in control (as such term is defined in the Agreement), Mr. Goldsmith would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the Agreement (or, if greater, the amount Mr. Goldsmith would receive under the Company’s severance policy), subject to mitigation, and any restricted share units and options granted to Mr. Goldsmith pursuant to the Agreement will become fully vested, to the extent then outstanding and not otherwise vested. In the event Mr. Goldsmith’s employment is terminated by the Company without cause within six (6) months of the date of a change in management (as such term is defined in the Agreement), Mr. Goldsmith would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the Agreement (or, if greater, the amount Mr. Goldsmith would receive under the Company’s severance policy), subject to mitigation, and the next vesting installment of the restricted share units and options granted to Mr. Goldsmith pursuant to the Agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. Mr. Goldsmith’s right to receive the severance payments under the Agreement is subject to his execution of a release of claims in favor of the Company. Also, in the event Mr. Goldsmith’s employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Goldsmith pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Mr. Goldsmith, age 40, has served as the Company’s Executive Vice President, Corporate Development and Strategy, since September 2008, and prior to that, the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of the Company since September 2007. Mr. Goldsmith’s place of residence is Los Angeles, California.

There are also no family relationships between Mr. Goldsmith and any director or executive officer of the Company.

Lions Gate International Sales, LLC (“LGI”), a wholly-owned subsidiary of the Company, has entered into a sales agency agreement with Ghost House Mobile, LLC (“Ghost House”) pursuant to which LGI acts as exclusive sales and servicing agent to Ghost House with respect to all international theatrical, non-theatrical, home video, television rights and ancillary rights in and to certain Ghost House pictures. The agreement terminates on a per picture basis five (5) years from delivery of the applicable picture to LGI. LGI has the right to conclude licenses concerning the pictures with license periods of up to 10 years in each instance. No payments have been made under the agreement to date. Mr. Goldsmith owns a membership interest in Ghost House.

On October 5, 2012, the Company issued a press release announcing the above-detailed appointment. The press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.        Description
--------------         ---------------

99.1	Press Release dated October 5, 2012

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2012
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and EVP, Corporate Operations